UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NCR CORPORATION

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On May 30, 2019, NCR Corporation disclosed the following in a Current Report on Form 8-K furnished to the United States Securities and Exchange Commission regarding the further adjournment of its 2019 Annual Meeting of Stockholders:

At the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) of NCR Corporation (“NCR” or the “Company”) on April 24, 2019, the Chairman of the meeting adjourned the 2019 Annual Meeting until Thursday, May 30, 2019, at 9:00 a.m. Eastern Time, with respect to the proposal to amend and restate the charter of the Company to eliminate the supermajority provisions contemplated by the Maryland General Corporation Law and the Company’s charter and make certain conforming changes to the charter (the “Proposal”) to allow for additional voting.

The Proposal received a substantial favorable vote, but (other than the amendment to Section 6.2 of the charter that requires the affirmative vote of a majority of the voting power of shares of outstanding stock of the Company entitled to vote thereon) did not receive the vote required for approval under the Company’s charter, which, other than as described above, is the affirmative vote of holders representing eighty percent or more of the voting power of all shares of outstanding stock of the Company entitled to vote generally in the election of directors.

In order to continue to allow for additional voting, at the reconvened meeting the Chairman of the meeting again adjourned the 2019 Annual Meeting with respect to the Proposal until Tuesday, June 18, 2019, at 1:30 p.m. Eastern Time.

The 2019 Annual Meeting was a virtual meeting and will resume on June 18, 2019 in the same format. The resumed meeting can be attended using the same access information that was used initially for the 2019 Annual Meeting, the details of which are set forth in the Definitive Proxy Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 15, 2019.

Voting has been closed on the election of directors and each of the proposals before the 2019 Annual Meeting other than the Proposal, and the results of the votes taken at the 2019 Annual Meeting on those closed matters were included in a Current Report on Form 8-K that was filed with the SEC on April 26, 2019.